Exhibit 10.123

AMENDED AND RESTATED SUBLICENSE AGREEMENT

This AMENDED AND RESTATED SUBLICENSE AGREEMENT (the “Agreement”), dated as of April 1, 2023 (the “Amendment Effective Date”), is between Microtec Development & Holdings LLC, a company organized and existing under the laws of the state of Delaware having offices at 1510 Logue Road, Myakka City, Florida USA 34251, (“MTDH”) and Resource Group US LLC, a limited liability company organized and existing under the laws of the state of Florida having offices at 1510 Logue Road, Myakka City, Florida USA 34251(the “Sublicensee”).

W I T N E S S E T H:

WHEREAS, MICROTEC GmbH, a company organized and existing under the laws of Germany having offices at Maschinen und Anlagen für die Feinstpartikeltechnologie Boschstraße 2 · D-86399 Bobingen (“Microtec”), is the owner of U.S. Patent No. 10,766,038 entitled“Cryogenic Grinder Apparatus and Process” which was filed on August 10, 2016 and its foreign equivalents, including foreign patent applications which may result in patents and foreign patents ( as further defined below, the “Patents”) and has developed certain Know-How relating to the implementation of such apparatus and methods (the “Know-How”).

WHEREAS, MTDH is the exclusive licensee of the Patents and the Know-How by way of a License Agreement dated April 20, 2022, by and between MTDH and Microtec (the “Microtec License”); and

WHEREAS, among other things, the Microtec License provides that MTDH shall have the right to grant sublicenses thereunder to make, use, have made, offer for sale, sell (directly or indirectly), lease, import, export or otherwise dispose of Sublicensed Product (defined below); and

WHEREAS, the parties entered into that certain Sublicense Agreement effective as of May 25, 2020 (“Original Effective Date”) under which MTDH granted to Sublicensee an exclusive license to the Patents and Know-How in the Territory (the “Original License Agreement”); and

WHEREAS, the parties desire to amend and restate the Original License Agreement as of the Amendment Effective Date as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein MTDH and Sublicensee hereby agree as follows:

SECTION 1 - DEFINITIONS

For purposes of this Agreement the following terms shall have the meanings ascribed to them below:

1.01 “Affiliate” of a Person (as hereinafter defined) shall mean any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” of a corporation or other entity shall mean the ownership or control, directly or indirectly, of more than fifty percent (50%) of the voting power, or more than fifty percent (50%) of the equity, ownership or income interests in such corporation or other entity, or otherwise having the power to direct the management and policies of such corporation or other entity.

1.02 “Field of Use” shall mean converting biomass to soil amendments for commercialization to the lawn and garden industry.

1.03 “Know-How“shall mean know-how as provided in writing to Sublicensee within the Areas of Know-How listed in Appendix A to this Agreement, and any other Know-How provided to Sublicensee in writing or disclosed orally or otherwise and confirmed in writing within sixty (60) days of any such disclosure.

1.04 “Net Sales“shall mean the total dollar amount invoiced on sales of Sublicensed Products less deductions accrued in accordance with US GAAP any charges where applicable and separately listed for (i) sales taxes or use taxes (except for value-added taxes capable of reimbursement and income taxes imposed on the sales of Sublicensed Product in foreign countries), tariffs, duties or customs (all separately stated on the invoice), (ii) prepaid outbound shipping and insurance charges, (iii) deductions for allowances given for returned or defective goods that do not exceed the original invoice amount, and (iv) trade discounts given, not to exceed the original invoice amount. Sublicensed Products will be considered sold when invoiced. For the purpose of calculating Net Sales, transfers of Sublicensed Product by Sublicensee to its Affiliate

or sublicensee for (x) end use (but not resale) by the Affiliate or sublicensee shall be treated as sales by Sublicensee at the average amount invoiced by Sublicensee to third parties during such Net Sales calculation period or (y) resale by a an Affiliate or sublicensee shall be treated as Net Sales when sold by such Affiliate or sublicensee, in each case subject in all respects to the deductions set forth in this definition of Net Sales.

1.05 “Patent“shall mean U.S. Patent No. 10,766,038 which issued based on U.S. Patent Application Ser. No. 15/233,638 (the “Application”) and which claims priority to EP Patent Application Ser. No. 15020143 (the “Parent”), the technology disclosed therein, together with any divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, and all non- U.S. counterparts of the foregoing and any applications for any of the foregoing, and any and all U.S. and foreign Patents issued which claim priority to the Application and/or the Parent in the Territory.

1.06 “Person“shall mean any natural person, sole proprietorship, corporation, joint stock company, association, partnership, trust, unincorporated organization, joint venture or other entity, association or enterprise, or any governmental or regulatory agency, authority, instrumentality or body.

1.07 “Royalty Term“shall mean, on a Sublicensed Product by Sublicensed Product, country by country basis, the period (i) beginning on later of (A) the first commercial sale of a Sublicensed Product in such country, and (B) the first to occur of the payment in full of the Convertible Note, conversion of the Convertible Note into equity in accordance with its terms, or an Event of Default (as defined in the Convertible Note) (the “Beginning Date”), and (ii) ending on the later of (X) the expiration of the last Valid Claim covering such Sublicensed Product, and (Y) twenty (20) years from the Beginning Date for such Sublicensed Product in such country.

1.08 “Sublicensed Product“shall mean any product or process: (a) the manufacture, use, sale, offer for sale or importation of which is covered by an issued Valid Claim of the Patents; or (b) the development, manufacture, use, sale, offer for sale or importation of which incorporates, uses, was derived from, identified by, validated or developed in whole or in part using the Know- How. For the avoidance of doubt, “Sublicensed Product” includes all soil amendments converted from biomass with a Microtec UTM Turbo grinding apparatus which is/are covered by one or more Valid Claims of the Patents, and any maintenance part therefor, which is manufactured with the use of any Know-How, and any maintenance part therefor, manufactured with manufacturing facilities made with the use of any of the Know-How, other than (i) demonstration models and articles and maintenance parts produced in the course of, or intended for use in connection with, research, development, or experimental undertakings controlled by Sublicensee, and (ii) articles and maintenance parts therefor furnished to MTDH or any of its Subsidiaries.

1.09 “Territory“shall mean North America.

1.10 “Term“shall have the meaning set forth in Section 3.

1.11 “Valid Claim“means (a) a claim of any issued and unexpired Patents (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer, or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal of the application.

SECTION 2 - GRANT OF LICENSE

2.01 Grant of Sublicense. Subject to the terms and conditions hereof, MTDH grants to Sublicensee during the Term, and Sublicensee hereby accepts: an exclusive, non-transferrable, royalty bearing license under the Patents and Know-How to make, have made, use, sell, offer to sell and import Sublicensed Product solely for the Field of Use in the Territory. Sublicensee may only further sublicense the sublicense granted pursuant to this Section 2.01 with the prior written consent of MTDH.

2.02 Delivery of Know-How. Sublicensee acknowledges and agrees that MTDH has delivered to Sublicensee one (1) set of documents containing Know-How listed in Appendix A.

2.03 Reservation of Rights. MTDH expressly reserves all rights not specifically granted in Section 2.01, including all rights with respect to the Patents and the Know-How for all uses other than the Field of Use in the Territory and, subject to Section 4.02, with respect to all inventions, improvements, processes or uses, whether for the same or different uses or applications as those contemplated by the Field of Use.

2.04 License to MTDH. Sublicensee grants to MTDH and its Affiliates and MTDH accepts from Sublicensee an exclusive (even as to Sublicensee), irrevocable, worldwide, royalty- free, fully paid license under any intellectual property rights related to Sublicensed Product, including patent rights, know-how and trade secrets, and all data, including regulatory data, produced, conceived or reduced to practice by Sublicensee, its Affiliates or sublicensees or their respective employees, agents or contractors during the term of this Agreement (“Sublicensee IP”) to make, have made, import, use, market, offer for sale and sell products and services, except for during the Term, Sublicensed Products for the Field of Use in the Territory. Sublicensee shall promptly deliver to MTDH all Sublicensee IP produced, conceived or reduced to practice.

2.05 Diligent Efforts. Sublicensee has or will obtain the expertise necessary and shall diligently develop, commercialize and maintain supply of Sublicensed Products in at least the United States, Canada and Mexico.

SECTION 3 - PAYMENTS

3.01 Up-Front Payment. In partial consideration of the sublicense granted to Sublicensee under Section 2.01, Sublicensee agrees to pay MTDH Ten Million Five Hundred and Ten Thousand United States Dollars ($10,510,000) in accordance with the convertible note attached hereto as Appendix B (the “Convertible Note”). The Convertible Note shall be executed contemporaneously with this Agreement.

3.02 Royalties. As further consideration for MTDH’s grant of the sublicense to Sublicensee under Section 2.01, on a Sublicensed Product-by-Sublicensed Product and country- by-country basis, during the Royalty Term for a Licensed Product in a country, Sublicensee will pay to MTDH the applicable royalty percentage rate set forth in Table 3.02 below (the “Royalty Rate”) of the aggregate Net Sales of such Sublicensed Product in such country, whether by Sublicensee, its Affiliates, or sublicensees in such calendar year (“Royalty Payments”), subject to adjustment as set forth in Section 3.03 (Royalty Payment Adjustments). For purposes of determining the Royalty Rate(s) that is or are applicable on the Net Sales of Sublicensed Products during the Royalty Term pursuant to this Section 3.02 (Royalty Rates by Sublicensee and Affiliates), all Net Sales of all Licensed Products in the Territory will be aggregated on a calendar year basis.

Table 3.02
Aggregate Annual Net Sales by Sublicensee, its Affiliates or sublicensees	Royalty Rate
(i) For that portion of annual Net Sales of Sublicensed Product during a calendar year in the Territory that is less than US $5,000,000.	4%
(ii) For that portion of annual Net Sales of Sublicensed Product in the Territory during a calendar year greater than or equal to US $5,000,000 but less than US $10,000,000.	6%
(iii) For that portion of annual Net Sales of Sublicensed Product in the Territory during a calendar year greater than or equal to US $10,000,000.	8%

3.03 Royalty Payment Adjustments. Notwithstanding Section 3.02 (Royalties), on a Sublicensed Product-by-Sublicensed Product and country-by-country basis, if, during the Royalty Term for a Sublicensed Product in a country in the Territory, such Sublicensed Product is sold in such country where there is no Valid Claim that covers such Sublicensed Product or manufacturer of such Sublicensed Product, then the Royalty Payments otherwise payable to MTDH for such Sublicensed Product in such country during such Royalty Term will be reduced by 50% of the amount otherwise payable under Section 3.02.

3.04 Royalty Reports and Payments. Within 60 days following the end of each calendar quarter, commencing with the calendar quarter in which the first commercial sale of a Sublicensed Product is made anywhere by Sublicensee, its Affiliate or sublicensee in the Territory, Sublicensee will provide MTDH with an itemized report (the “Royalty Report”) of the amount of Net Sales of each Sublicensed Product in each country in the Territory during the applicable calendar quarter and a calculation of the amount of the Royalty Payment due on such Net Sales for such calendar quarter. Concurrent with the delivery of the Royalty Report, Sublicensee will pay in U.S. dollars the Royalty Payment due to MTDH under Section 3.02 (Royalties) with respect to Net Sales by Sublicensee, its Affiliates, and sublicensees for such calendar quarter.

3.05 Audit. Once each calendar year, MTDH or its representatives may, upon reasonable notice during normal business hours, audit, review and copy all the records of Sublicensee, its Affiliates and sublicensees necessary to verify the accuracy and completeness of the reports and payments pertaining to this Agreement. Sublicensee shall make the records available at a single United States location if requested by MTDH. If the audit shows a payment deficiency, Sublicensee shall pay the deficiency with interest as provided in Section 3.06 within 30 days of receiving notice. If the audit shows an overpayment, such overpayment shall be a credit against future amounts owed by Sublicensee. If a payment deficiency for any calendar year exceeds 3% of amounts paid for that year, then Sublicensee shall pay MTDH’s out-of-pocket expenses incurred pursuant to this Section 3.05 and any subsequent expense incurred to collect amounts due.

3.06 Currency Matters. Any amounts which remain unpaid after the date they are due to MTDH accrue interest from the due date at the rate of 1.5% per month or the maximum rate permitted by law, whichever is lower. Except as otherwise agreed upon in writing, all payments made by Sublicensee shall be paid in U.S. dollars via electronic transfer to the following account, or such other account as may hereafter be specified in writing:

Bank name, address: Bank of America
Account number: 229059527771
Routing Number: 063100277
Account holder: Microtec Development & Holdings LLC

SECTION 4 - PROPRIETARY RIGHTS

4.01 Disclaimer of Other Rights. Except as expressly set forth herein, all intellectual property rights belonging to a party shall remain with that party and nothing in this Agreement shall transfer ownership or any aspect of ownership of a party’s intellectual property rights to the other party.

4.02 Upgrades. The sublicense granted is for the Sublicensed Product for which MTDH is the exclusive licensee at the Amendment Effective Date of this Agreement. Any alteration, modification, addition, enhancement or improvement made by MTDH to the Licensed Product after the Amendment Effective Date shall be incorporated into the subject of this Agreement, and any use thereof by Sublicensee shall not require an additional license. Notwithstanding the foregoing the parties agree to negotiate in good faith to determine a rate to be charged by MTDH for the alteration, modification, addition, enhancement or improvement made by MTDH to the Licensed Product or manufacturing thereof after the Amendment Effective Date.

4.03 Patent Maintenance. The preparing, filing, prosecuting and maintenance of the Patents shall, as between the parties, be controlled by MTDH using counsel of its choice.

4.04 Enforcement and Defense.

(a) Notice of Infringement. Sublicensee shall inform MTDH promptly in writing of any alleged infringement of the Patents by a third party in the Territory and of any available evidence of the alleged infringement. Upon notice of alleged infringement, the parties shall promptly confer in good faith to develop a strategy for abatement of the alleged infringement, taking into consideration the impact of the alleged infringement outside the Field of Use.

(b) Right of Abatement. During the Term, if permitted by the Microtec License, Sublicensee shall have the first right but not the obligation to abate alleged infringement of the Patents in the Field of Use in the Territory at its own expense. If Sublicensee elects not to abate an alleged infringement or to enforce the Patents, or if Sublicensee is unsuccessful in persuading the alleged infringer to desist and elects not to continue with its efforts, then it shall so notify MTDH, and thereafter, MTDH may but is not obligated to take steps to abate the alleged infringement, including to prosecute at its own expense the alleged infringement of the Patents in the Field of Use in the Territory.

(c) Declaratory Judgment. If a declaratory judgment action is brought naming Sublicensee, its Affiliate and/or any of its sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent, Sublicensee, if permitted by the Microtec License, shall promptly notify MTDH in writing and Sublicensee shall have the initial right, but not the obligation, to defend such action. If Sublicensee does not elect to defend such action within sixty (60) days of a written request from MTDH to do so (or within such shorter period of time required to appear in or defend such action, as specified in such written request), MTDH shall have the right, but not the obligation, to assume the sole defense of the Patent.

(d) Cooperation. In any suit in which either party is involved to enforce or defend the Patents pursuant to this Agreement, the other party shall, at the request of the party initiating or the subject of the suit, cooperate in all reasonable respects. Sublicensee may not enter any settlement, consent judgment, or other voluntary final disposition of the suit without the prior, written consent of MTDH. Sublicensee shall indemnify MTDH against any order for costs that may be made against MTDH in any such proceedings or settlement.

(e) Recovery. If Sublicensee undertakes the enforcement or defense of the Patents, Sublicensee shall apply any recovery first in satisfaction of any unreimbursed expenses and legal fees relating to the suit (without limiting Sublicensee’s obligation of reimbursement of MTDH expenses and legal fees as they are incurred). The remaining balance of any recovery shall be treated as Net Sales and MTDH shall recover the royalty that MTDH would have received for such Net Sales. If MTDH undertakes the enforcement or defense of the Patents, MTDH shall be entitled to retain any recovery for itself.

(f) Patent Challenge. If Sublicensee and/or any of its Affiliates or sublicensees intends to directly or indirectly challenge the Patents, whether through a declaratory judgment action, opposition, post-grant proceeding or otherwise (“Challenge”), then Sublicensee shall: (a) give MTDH 90 days’ prior written notice; (b) continue to make all payments due hereunder directly to MTDH and have no right to pay into escrow or other account any such amounts; and (c) if the Challenge is unsuccessful, reimburse MTDH for all reasonable legal fees and expenses incurred in its defense against the Challenge; and (d) if the Challenge is unsuccessful, pay triple the royalty rate otherwise applicable on Net Sales for the remainder of the Term. No payment made to MTDH is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the Challenge, even if the Challenge is successful or it is otherwise determined that the Patents are invalid or unenforceable.

SECTION 5 - TERM

5.01 This Agreement and the license(s) granted herein commenced and become effective as of the Original Effective Date.

5.02 This Agreement shall remain in effect until the last to expire Royalty Term, unless earlier terminated pursuant to this Section 5.

5.03 Termination by Sublicensee. At any time, upon thirty (30) days’ prior notice to MTDH, Sublicensee shall have the right, without cause and at Sublicensee’s sole discretion, to terminate this Agreement. In the event that Sublicensee terminates this Agreement pursuant to this Section 5.03 prior to the end of the Term, Sublicensee agrees to pay to MTDH US $50,000.00 as liquidated damages for early termination.

5.04 Termination by MTDH. MTDH shall have the right to terminate this Agreement upon sixty (60) days prior written notice to Sublicensee in the event that there have been no payments within 6 months after the Amendment Effective Date hereof.

5.05 Termination for Breach. If either Sublicensee or MTDH materially breaches in the performance or observance of any of the provisions of this Agreement, and such breach is not cured within forty-five (45) days after the giving of written notice by the other party specifying such breach, the other party shall have the right to terminate this Agreement immediately upon giving a further notice. If either party Defaults under this Agreement, the non-Defaulting party shall have the right to terminate this Agreement effective immediately upon notice of such default to the Defaulting party. For purposes of this Agreement, “Default” shall mean: (i) any party admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; or, (iii) any voluntarily or involuntarily act of insolvency or bankruptcy by or on behalf of any party, or a party is the subject of any petition or action under any bankruptcy, reorganization, insolvency, arrangement, liquidation, dissolution or moratorium law, or any other similar law or laws for the benefit of, or relating to, debtors, or the appointment of a receiver or similar officer for party, or a party enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations. Termination of this Agreement by any party pursuant to the terms of this Section 5 will not act as a waiver of any breach of this Agreement and will not act as a release of either party from any accrued liability or liability for breach of such party’s obligations under this Agreement.

5.06 Return of Know-How. Upon the expiration or earlier termination of this Agreement, Sublicensee shall, at the request of MTDH, immediately return to MTDH, any and all Know-How provided by MTDH under this Agreement and any and all copies of the foregoing.

5.07 Effect of Termination. Upon expiration or earlier termination of this Agreement, all licenses and rights granted to Sublicensee hereunder shall terminate, all obligations and restrictions upon MTDH shall terminate, and Sublicensee shall immediately cease all practice and use of the Patents and Know-How. Sublicensee shall, at its expense, return to MTDH all Know- How in all forms and media and all copies and embodiments thereof or, if requested by MTDH, shall cause all such Know-How to be destroyed and shall provide a certificate of destruction with respect thereto signed by an authorized senior officer of Sublicensee. Termination or expiration of this License Agreement, for any reason shall be without prejudice to the obligation of Sublicensee to pay to MTDH all payments due and payable or accruing under Section 3 through and including the effective date of such termination or expiration and shall be without prejudice to any right of, or remedy available to, either party against the other in respect to anything done or omitted hereunder prior to such termination or expiration.

5.08 Survival. The following Sections shall survive the expiration or earlier termination of this Agreement: 2.04, 3.01, 3.02, 3.04, 3.05, 3.06, 5.07, 5.08, 8, 9, 10 and 11.

SECTION 6 - COMPLIANCE WITH LAWS

6.01 Compliance with Laws. Each party hereto shall be solely responsible, at its own expense, for obtaining and maintaining any and all governmental and/or regulatory approvals which may be necessary for it to exercise its rights and perform its obligations hereunder, and each party hereto shall take all actions as shall be reasonably required for obtaining and maintaining such approvals. Each party hereto shall comply with any and all applicable laws, rules and regulations (including, but not limited to, those regarding export controls) in connection with its exercise of the rights granted hereunder.

SECTION 7 - REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties of MTDH. MTDH hereby represents and warrants to Sublicensee on the date hereof that MTDH has the right, power and authority to enter into this Agreement, and to grant the sublicense provided under Section 2.

7.02 Representations and Warranties of Sublicensee. Sublicensee hereby represents and warrants to MTDH on the date hereof that Sublicensee has the right, power and authority to enter into this Agreement and perform its obligations hereunder.

7.03 Disclaimer of Warranties. MTDH MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENTS OR KNOW-HOW, THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE SUBLICENSED PRODUCTS WILL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS AND THAT AN EXPORT CONTROL LICENSE IS NOT REQUIRED, OR THAT IF REQUIRED, IT WILL BE ISSUED. MTDH ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY SUBLICENSEE, ITS AFFILIATES, SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF SUBLICENSED PRODUCTS AND /OR PRODUCTS INCORPORATING OR MADE BY USE OF SUBLICENSED PRODUCTS.

SECTION 8 – NOTICES

8.01 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed received (a) on the date delivered if sent by confirmed facsimile transmission, (b) two (2) business days after having been sent by an overnight courier service with written verification of receipt, or (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, in each case, addressed to the receiving party at the address set forth in the heading of this Agreement, or at such other address or facsimile number as the receiving party may specify to the other party from time to time by notice in accordance with this Section as its address or facsimile number for notices hereunder.

SECTION 9 - CONFIDENTIALITY AND NON-SOLICITATION

9.01 Sublicensee acknowledges and agrees that the Know-How constitutes the confidential information of MTDH and/or its licensors. Sublicensee: (a) shall use the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind (but in no event less than reasonable care); (b) shall not disclose or use the Know-How for any purpose outside the scope of this Agreement, and (c) shall limit access to the Know-How to those of its employees who need such access for purposes consistent with this Agreement and who have signed confidentiality agreements with Sublicensee containing protections no less stringent than those herein. The Know-How contains trade secrets and proprietary information that belong to MTDH (or its licensors) and is being made available to Sublicensee in strict confidence.

9.02 These confidentiality obligations shall not apply to information (i) lawfully in the public domain, (ii) lawfully possessed by the recipient before disclosure by MTDH, (iii) lawfully disclosed to Sublicensee by a third party without obligation of confidentiality, (iv) independently developed by Sublicensee without reference to the Know-How, or (v) whose disclosure is compelled by a court or other authority (provided in such cases that Sublicensee promptly notifies MTDH and makes reasonable efforts to oppose or limit such compelled disclosure).

9.03 Each party agrees that during the Term and for a period of twelve (12) months thereafter, neither party will directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the other party to leave their employment with such other party, nor will either party contact any employee of the other party, or cause an employee of the other party to be contacted, for the purpose of leaving employment with such other party.

SECTION 10 – INDEMNIFICATION

10.01 Sublicensee Indemnification. Sublicensee shall, at all times during the Term and thereafter, indemnify, defend and hold harmless MTDH, its Affiliates, and their respective directors, trustees, officers, employees, independent contractors and agents (“Indemnitees”), from and against any and all claims, losses, damages and/or liabilities of any kind whatsoever, as well as costs and expenses, including reasonable attorneys’ fees and court costs, arising from a third party claim or resulting from MTDH’s enforcing this indemnification clause against Sublicensee, to the extent arising out of or relating to: (a) Sublicensee’s breach of this Agreement and/or sublicensees’ breach of their respective agreements pertaining to the subject matter of this Agreement; (b) the manufacture, sale, offer for sale, importation, marking, exportation, use, marketing, or advertisement of Sublicensed Products, and related product liability therefrom; (c) any act or omission of negligence or willful misconduct by Sublicensee, its Affiliates and/or sublicensees; and/or (d) the death of or injury to person(s) or property damage relating to the subject matter of this Agreement; except, in each case, to the extent caused by MTDH’s breach of this Agreement or the negligence or willful misconduct of an Indemnitee. Notwithstanding the above, MTDH at all times reserves the right to retain counsel of its own to defend the interests of the Indemnitees. Sublicensee shall not settle or compromise any claim or allegation subject to indemnification hereunder in a manner that imposes any material obligation on, or makes any admission of fault by, Indemnitees (including compromising the validity or enforceability of the Patents and/or Know-How). Indemnitees will cooperate as reasonably requested, at the expense of Sublicensee, in the defense of the action.

10.02 Insurance. Sublicensee has now and shall maintain insurance coverage appropriate to ensure its obligations under this Agreement that names the Indemnitees additional insureds. Within 90 days after the execution of this Agreement and thereafter by January 31 of each calendar year, Sublicensee will provide evidence of adequate insurance coverage to MTDH. Sublicensee shall provide MTDH with at least 30 days’ prior written notice of any change in or cancellation of the insurance coverage.

10.03 Limitation of Liability. MTDH’S TOTAL LIABILITY FOR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT OF ROYALTIES THAT HAVE ACTUALLY BEEN PAID TO MTDH AS OF THE DATE OF FILING AN ACTION AGAINST MTDH THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES.IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS AND USE, PROVIDED THAT THIS SECTION 10.03 SHALL NOT LIMIT SUBLICENSEES INDEMNFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT.

SECTION 11- MISCELLANEOUS

11.01 Applicable Law: Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the choice of law principles applicable in such jurisdiction; provided, however, that, to the extent applicable, issues regarding a patent shall be construed according to the laws of the country that issued such patent. AS TO ANY PROCEEDING BROUGHT BY A PARTY AGAINST THE OTHER PARTY, EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF, AND THE LAYING OF VENUE IN, THE STATE AND FEDERAL COURTS LOCATED IN FLORIDA. The Parties consent to the jurisdiction of such courts, agree to accept services of process by mail to the address of the party mentioned in the first paragraph of this Agreement, and waive any jurisdictional or venue defenses otherwise available.

11.02 Force Majeure. No party shall be liable for breach of or delay in performing its obligations set forth in this Agreement (other than the payment of monies due) if and to the extent that such breach or delay is due to natural disasters or any other causes reasonably beyond the control of such party, and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

11.03 Assignment; Successors and Assigns. Sublicensor may not assign this Agreement without the prior written consent of MTDH, such consent not to be unreasonably withheld or delayed. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, administrators, successors and permitted assigns.

11.04 Entire Agreement: Amendment.

(a) This Agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and cancels and supersedes all prior agreements, understandings, negotiations and discussions between Sublicensee and MTDH with respect to the subject matter hereof (including the Original License Agreement”) and is intended as a final expression of their agreement. Nothing in this Agreement shall exclude the liability of either party for fraudulent misrepresentation.

(b) None of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may conflict therewith; provided, however, any modification or amendment signed by the parities hereto and specifically referring to this Agreement shall take precedence over any other documents that may conflict therewith, including this Agreement.

11.05 No Third-Party Rights. Nothing contained herein shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

11.06 No Partnership. This Agreement shall not create or be deemed to create a partnership, agency, employment or fiduciary relationship between the parties hereto and no party shall purport to act on behalf of or bind any other party with respect to any matter herein without the express prior written authority of the party to be affected. The relationship of the parties hereto shall be that of independent contractors.

11.07 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein and such invalid or unenforceable covenant or agreement shall be deemed to be severed from this Agreement. In addition, if, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

11.08 Counterparts. This Agreement may be executed in counterparts, each of which being an original and all of which together, the whole.

11.09 Waiver. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

11.10 Captions. The captions used at the beginning of Sections and paragraphs of this Agreement are for convenience only and are not to be considered to have independent significance.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Day and year first indicated above.

Microtec Development & Holdings, LLC

/s/ James D. Burnham
By:	James D. Burnham
Title:	Member
Date:	April 1, 2023

Resource Group US LLC

/s /Anthony M. Cialone
By:	Anthony M. Cialone
Title:	CEO
Date:	April 1, 2023

APPENDIX A

Licensed Know-How:

Conversion and transformation of organic material and biomass into soil amendments, potting and gardening medias and substrates.